Exhibit 3

AMENDMENT NUMBER 1 TO OPTION AGREEMENT

THIS AMENDMENT NUMBER 1 TO OPTION AGREEMENT, dated as of May 26, 2011 (this “Amendment”), is entered into by and between Jinghua Zhao (the “Grantor”), an Australian citizen who is the sole owner of Wisetop International Holdings Limited, a company incorporated under the laws of the British Virgin Islands and Guohong Zhao, a Chinese citizen (the “Optionee”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Option Agreement (as defined below).

BACKGROUND

The Grantor and the Optionee entered into an Option Agreement, dated as of June 30, 2009 (the “Option Agreement”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment wish to amend certain provision of the Option Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1. Section 2 is amended in its entirety to read as follows:

Term of the Option. The Optionee may exercise the Option at any time during the period commencing on the 180th day following of the date hereof and ending on the third anniversary of the date hereof (the “Term”) in accordance with the exercise procedure specified in Section 4 hereof.

Section 2. Except as amended hereby, the Option Agreement shall remain in full force and effect.

Section 3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GRANTOR:	OPTIONEE:
JINGHUA ZHAO	GUOHONG ZHAO

/s/ Jinghua Zhao	/s/ Guohong Zhao

Address: _______________	Address: _______________
______________________	______________________